                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549



                                  FORM 8-K


                                CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) November 9, 1994
                                                        ----------------


                               FOODMAKER, INC.
       ----------------------------------------------------------------

            (Exact name of registrant as specified in its charter)




         DELAWARE                  1-9390                  95-2698708
       ---------------------------------------------------------------
       (State or other            (Commission             (IRS Employer
        jurisdiction              File Number)       Identification No.)
        of incorporation)



         9330 BALBOA AVENUE, SAN DIEGO, CA                    92123
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       (Address of principal executive offices)             (Zip Code)


        Registrant's telephone number, including area code (619) 571-2121
                                                            -------------

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ITEM 5.  OTHER EVENTS

Foodmaker, Inc. issued the following press release:



FOR IMMEDIATE RELEASE                            Contact:  Chuck Duddles
November 9, 1994                                           (619) 571-2470


                      FOODMAKER ANNOUNCES FOURTH QUARTER RESULTS

     SAN DIEGO -- Foodmaker, Inc., (NYSE: FM) the parent company of the
JACK IN THE BOX restaurant chain, today reported a loss, for the fourth quarter of fiscal 1994, before extraordinary item, of $5.5 million, or 14 cents a share, compared to a loss, before extraordinary item, of $2.7 million, or 7 cents a share, for the fourth quarter of 1993. The net loss for the quarter was $6.1 million, or 16 cents a share, and included a $600 thousand extraordinary charge, after tax, resulting from early repayment of approximately $11.6 million of debt.
     Included in fourth quarter results was an after tax loss of $1.4 million or 4 cents a share from Family Restaurants, Inc., in which Foodmaker holds an approximate 40 percent equity position. This loss was due to a provision for divestiture restaurants that are not part of the strategic long-term plan for Family Restaurants. Family Restaurants is the parent company of Chi-Chi's, El Torito, Carrows and Coco's restaurant chains.
     JACK IN THE BOX systemwide sales for the quarter, which include results from both company-operated and franchised restaurants, were $246.4 million, compared to $257.8 million for the same quarter in 1993. Fourth quarter 1993 had thirteen weeks compared to twelve weeks this year. Total revenues were $227.2 million in the fourth quarter of 1994 compared to revenues of $207.9 million in the final quarter of 1993, excluding revenues from the Chi-Chi's Mexican restaurant chain, which was sold in January. Of the increase, $22 million was due to the recognition of Distribution sales to Chi-Chi's this year, which were eliminated in consolidation last year.

     Comparable restaurant sales at JACK IN THE BOX were up 1.5% for the quarter, compared to the same period in 1993 which included the introduction of the popular Teriyaki Bowls.
     In light of the company's cash balance and the increase in liquidity resulting from the completion of a $52.5 million bank line of credit, the company paid off $23.3 million of 13 1/2 percent Senior Secured Notes at the end of the fourth quarter. Approximately $11.6 million of the notes were not due until September 30, 1995, but the interest savings was greater than the premium required to retire the debt early. An extraordinary charge of $600 thousand was recognized in the transaction. In addition, Foodmaker retired $7.0 million of its 12 3/4 percent Senior Notes in November 1994.
           Foodmaker ended the year with $36 million in cash, most of which was attributable to the sale of Chi-Chi's Mexican restaurants.
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Tax Adjustment
- - - --------------
     Given the company's recent losses combined with the sale of Chi-Chi's, the rules under Statement of Financial Accounting Standards No. 109 require Foodmaker to provide a non-cash valuation allowance for previously recognized tax benefits resulting in an adjustment to the tax provision of $13.7 million or 36 cents a share. This increase in the tax provision and reduction of retained earnings will be reflected as of the second quarter of 1994. The company will have these tax benefits available to offset future taxable income.
     This adjustment increases the second quarter loss before extraordinary item to $22.9 million, or 59 cents a share, from a loss of $9.2 million or 24 cents a share, as previously reported. The net loss is therefore also adjusted to $25.7 million, or 67 cents a share, from a loss of $11.9 million, or 31 cents a share, as previously reported.
     After recognizing this tax provision adjustment, the loss for the fiscal year ended October 2, 1994, before extraordinary item is $36.3 million, or 94 cents a share, compared to a loss before extraordinary item of $44.1 million, or $1.15 cents a share, for fiscal 1993. The net loss for the year is $39.6 million, or $1.03 a share, compared to a loss of $98.1 million, or $2.55 a share, for 1993.

Overview
- - - --------
     The company has initiatives underway in virtually every area of operations and all the signs are positive. Higher sales at new and renovated restaurants, continued guest satisfaction and support for new Supreme Combo Meals and the Ultimate Breakfast Sandwich, and test market excitement over several new products in development all indicate an upward trend for JACK IN THE BOX which should be reflected in 1995 results.

Exterior Image Enhancement Program/Public Service
     As previously reported, JACK IN THE BOX units where the company's exterior enhancement program has been completed are experiencing average sales gains of two to four percent compared to non-enhanced restaurants. Renovations, which include brighter lighting, larger signs, vibrant colors and neon striping, have been completed at approximately 430 restaurants in fiscal 1994. Remaining company-operated restaurants and most of the franchised units are expected to be completed in fiscal 1995.
     In addition, the company is rolling out system-wide a program of providing free telephones inside restaurants to allow law enforcement officers to have a quiet and undisturbed environment to conduct reporting and related duties. Introduced in Phoenix at the suggestion of local law enforcement, the program has proven extremely popular, and has the added benefit of increased law enforcement visibility at restaurants.

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New Products and Promotions
- - - ---------------------------
     Based on the success of such sandwiches as the Ultimate Cheeseburger and the Colossus Burger, JACK IN THE BOX introduced a new breakfast sandwich, the Ultimate Breakfast Sandwich, featuring a tasty combination of egg, cheese, bacon and ham on a sesame seed bun. Initial sales results are promising, with positive long term impact on the breakfast daypart expected. The sandwich is the first major product added to the breakfast menu since 1991.
     Supreme Combo Meals, introduced in August, are meeting sales expectations and helping decrease customer waiting time through more efficient ordering. Combo meals, offering six combinations of sandwiches, french fries and drinks, have also featured add-on specials such as reduced price tacos. On average, nearly one fourth of all meals ordered recently have been Combo meals.
     The Combo meals are heavily featured in a special cross promotion with Paramount Pictures which began October 31, 1994. JACK IN THE BOX is the sole quick service restaurant promotional partner for the expected Paramount movie hit "Star Trek: Generations", which features the cast of both the old and new Star Trek television series.
     JACK IN THE BOX promotional items include a series of four Star Trek drink cups, available in "Galaxy Size" Combo meal upgrades for 39 cents, as well as an exclusive 1995 calendar available only at JACK IN THE BOX.
Special television ads featuring Star Trek promotions have begun airing.
     Star Trek fans are among the most devout in the entertainment field, and early sales results indicate a positive boost from collectors seeking promotional items.

Marketing Strategy In Review
- - - ----------------------------
     While the core strategy of differentiating JACK IN THE BOX from its competitors through a varied menu with adult appeal remains the basis of the company's marketing strategy, the company elected in the fourth quarter to select a new advertising agency to help review and enhance the company's marketing efforts.
     The Los Angeles office of Chiat-Day was selected after an extensive review, and new advertising should begin around the first of the year.

Chain Expansion Ahead Of Plan
- - - -----------------------------
     At the end of the quarter, JACK IN THE BOX had 810 company-operated restaurants and 414 franchised units, compared to 725 and 447, respectively, at the close of fiscal 1993.
     By the end of the fourth quarter, 54 new company operated and 8 franchised restaurants were opened in fiscal 1994. Continuing a year long experience, new restaurants are performing above chain average and are meeting expectations.  More than 60 domestic restaurants are now under various stages of development.
     Headquartered in San Diego, Foodmaker operates and franchises over 1,220 JACK IN THE BOX restaurants, primarily in the western and southwestern United States, Hong Kong and Mexico. JACK IN THE BOX expects to add additional units in the Philippines as well as Hong Kong and Mexico in 1995.
                                    4
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                          FOODMAKER, INC. AND SUBSIDIARIES

                   UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                         (In thousands, except per share data)

                                     12 Weeks  13 Weeks  52 Weeks   53 Weeks
                                       Ended     Ended     Ended      Ended
                                       Oct 2,    Oct 3,    Oct 2,     Oct 3,
                                        1994      1993      1994       1993
                                      -------   -------  ---------  ---------
Revenues:
  Restaurant sales. . . . . . . . . .$172,690  $273,403  $ 843,038 $1,088,269
  Distribution sales. . . . . . . . .  45,289    28,413    171,711    108,546
  Franchise rents and royalties . . .   7,858     8,474     33,740     35,232
  Other . . . . . . . . . . . . . . .   1,387     1,950      4,837      8,680
                                      -------   -------  ---------  ---------
                                      227,224   312,240  1,053,326  1,240,727
                                      -------   -------  ---------  ---------
Costs and expenses:
  Costs of revenues:
     Restaurant cost of sales . . . .  49,230    78,819    244,560    307,940
     Restaurant operating costs . . . 100,563   161,873    495,340    644,434
     Cost of distribution sales . . .  43,589    27,858    165,789    104,817
     Franchised restaurant costs. . .   5,191     5,723     22,822     67,727
  Selling, general and administrative  23,446    27,587    100,764    124,422
  Equity in loss of FRI . . . . . . .   1,231         -      2,108          -
  Interest expense. . . . . . . . . .  12,180    14,390     55,201     57,586
                                      -------   -------  ---------  ---------
                                      235,430   316,250  1,086,584  1,306,926
                                      -------   -------  ---------  ---------
Loss before income taxes,
  extraordinary item and cumulative
  effect of changes in accounting
  principles. . . . . . . . . . . . .  (8,206)   (4,010)   (33,258)   (66,199)

Income taxes (benefit). . . . . . . .  (2,684)   (1,337)     3,010    (22,071)
                                      -------   -------  ---------  ---------
Loss before extraordinary item
  and cumulative effect of
  changes in accounting principles. .  (5,522)   (2,673)   (36,268)   (44,128)
Extraordinary item - loss on early
  extinguishment of debt, net of taxes   (564)        -     (3,302)         -
Cumulative effect on prior years (to
  September 27, 1992) of adopting
  SFAS 106 and SFAS 109 . . . . . . .       -         -          -    (53,980)
                                      -------   -------  ---------  ---------
Net loss. . . . . . . . . . . . . . .$ (6,086) $ (2,673) $ (39,570) $ (98,108)
                                      =======   =======  =========  =========

Loss per share - primary
     and fully diluted:
  Loss before extraordinary item
     and cumulative effect of
     changes in accounting
     principles . . . . . . . . . . .$   (.14) $   (.07) $    (.94) $   (1.15)
  Extraordinary item. . . . . . . . .    (.02)        -       (.09)         -
  Cumulative effect on prior years (to
     September 27, 1992) of adopting
     SFAS 106 and SFAS 109. . . . . .       -         -          -      (1.40)
                                      -------   -------  ---------  ---------
  Net loss per share. . . . . . . . .$   (.16) $   (.07) $   (1.03) $   (2.55)
                                      =======   =======  =========  =========

Weighted average shares outstanding    38,633    38,223     38,531     38,486
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                                 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            By: /S/ CHARLES W. DUDDLES
                                ----------------------
                                Charles W. Duddles
                                Executive Vice President,
                                Chief Administrative Officer
                                and Chief Financial Officer

                                Date:  November 9, 1994










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